CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Offering Statement on Form 1-A of our report dated February 14, 2020 relating to the consolidated financial statements of Emerald Health Bioceuticals, Inc. appearing in the Offering Circular, which is part of this Offering Statement.

 /s/Deloitte & Touche LLP
Costa Mesa, California
February 14, 2020